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                                                                    EXHIBIT 99.1


PRESS RELEASE

Contact:    United Community Bancorp
            William F. Ritzmann, President and Chief Executive Officer
            (812) 537-4822

             UNITED COMMUNITY BANCORP REPORTS SECOND QUARTER RESULTS

Lawrenceburg, Indiana - February 1, 2008 - United Community Bancorp (the "Company") (Nasdaq: UCBA), the holding company for United Community Bank (the "Bank"), announced a net loss of $154,000, for the quarter ended December 31, 2007 compared to net income of $560,000 for the quarter ended December 31, 2006. The decrease in net income was primarily the result of a $195,000 increase in the provision for loan losses and the absence of a $634,000 gain on sale of investments for the quarter ended December 31, 2007. Net loss for the six months ended December 31, 2007 was $399,000, compared to net income of $1.2 million for the six months ended December 31, 2006. The decrease in net income for the six month period was primarily the result of a $1.1 million increase in the provision for loan losses and the absence of a $634,000 gain on sale of investments for the six months ended December 31, 2007.

Net interest income for the quarter ended December 31, 2007 totaled $2.5 million compared to $2.6 million for the prior year quarter. The decrease from the prior year quarter is primarily due to an increase in total interest expense of $486,000, partially offset by an increase in total interest income of $367,000. Interest income on loans increased by $446,000 primarily due to an increase in average balance from $258.1 million to $287.4 million, partially offset by a decrease in average yield from 6.64% to 6.58%. Interest income on investment and mortgage-backed securities decreased by $122,000, primarily due to the impact of a decrease in average balance from $58.8 million to $39.7 million, partially offset by an increase in average yield from 4.18% to 5.01%. Interest income on other interest-earning assets increased $43,000, primarily due to the impact of an increase in average balance from $23.6 million to $33.9 million, partially offset by a decrease in average yield from 5.19% to 4.07%. Interest expense on interest-bearing deposits increased by $487,000, primarily due to the effect of an increase in average rate paid from 3.52% to 3.86% and an increase in average balance from $292.1 million to $316.7 million. The increases in the average yields on loans and investments are primarily the result of an increase in market rates. The increase in the average rates paid on interest-bearing deposits are the result of an increase in market interest rates, and an increase in competition for deposits in the local market.

Net interest income for the six months ended December 31, 2007 totaled $5.1 million compared to $5.5 million for the prior year period. The decrease from the prior year period is primarily due to an increase in total interest expense of $1.3 million, partially offset by an increase in total interest income of $858,000. Interest income on loans increased by $895,000 primarily due to an increase in average balance from $255.1 million to $282.9 million, partially offset by a decrease in average yield from 6.62% to 6.60%. Interest income on investment and mortgage-backed securities decreased by

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$426,000, primarily due to the impact of a decrease in average balance from
$63.9 million to $41.0 million, partially offset by an increase in average yield from 4.11% to 5.03%. Interest income on other interest-earning assets increased $389,000, primarily due to the impact of a increase in average balance from $17.5 million to $36.2 million, partially offset by a decrease in average yield from 6.09% to 4.30%. Interest expense on interest-bearing deposits increased by $1.4 million, primarily due to the effect of an increase in average rate paid from 3.30% to 3.85% and an increase in average balance from $284.3 million to $314.7 million. Interest expense on borrowed funds decreased $97,000 due to average outstanding borrowings of $4.1 million for the six months ended December 31, 2006 compared with no such borrowings during the six months ended December 31, 2007. The increases in the average yields on loans and investments and in the average rates paid on interest-bearing deposits are primarily the result of an increase in market interest rates.

The provision for loan losses was $690,000 for the quarter ended December 31, 2007 compared to $495,000 for the quarter ended December 31, 2006. The increase is primarily due to the increased size of our commercial and mortgage loan portfolios, as well as an increase of $4.0 million in nonperforming loans for the quarter ended December 31, 2007 compared to an increase of $1.1 million in nonperforming loans for the quarter ended December 31, 2006. The increase in nonperforming loans is primarily the result of adding five loan relationships representing six commercial loans to nonaccrual status totaling $5.4 million during the quarter ended December 31, 2007, partially offset by one nonperforming loan being paid off totaling $1.2 million, and two loans being charged off totaling $572,000. Management believes there are adequate allowances and collateral securing these loans to cover losses that may result from these nonperforming loans. The provision for loan losses was $1.7 million for the six months ended December 31, 2007 compared to $540,000 for the six months ended December 31, 2006. The increase is primarily due to the increased size of our commercial and mortgage loan portfolios, as well as an increase of $5.8 million in nonperforming loans for the six months ended December 31, 2007 compared to an increase of $1.6 million in nonperforming loans for the six months ended December 31, 2006. The increase in nonperforming loans is primarily the result of adding seven loan relationships representing nine loans totaling $8.1 million during the six months ended December 31, 2007, partially offset by one nonperforming loan being paid off totaling $1.2 million, two loans being charged off totaling $572,000, and one loan being brought current with a balance of $522,000. With respect to the $572,000 of loans charged off discussed above, a loss of $151,000 has been taken against the allowance for loan losses at December 31, 2007. Management does not anticipate any additional losses to be taken in the future with respect to this charge off.

Noninterest income was $487,000 for the quarter ended December 31, 2007, compared to $987,000 for the same period in 2006. A decrease in gain on sale of investments of $634,000 was due to the absence of sales of investments during the quarter ended December 31, 2007. This was partially offset by an increase of $71,000 in service charge income, an increase in income from bank owned life insurance of $14,000, and an increase of $55,000 in other income. Noninterest income was $882,000 for the six

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months ended December 31, 2007, compared to $1.4 million for the same period in
2006, primarily due to the absence of a gain on sale of investments of $634,000 for the six months ended December 31, 2007. This was partially offset by an increase in service charge income of $92,000 and other income of $82,000 for the six months ended December 31, 2007. Other income is primarily comprised of rental income and loan and deposit fees.

Noninterest expense was $2.6 million for the quarter ended December 31, 2007 compared to $2.3 million for the same prior year period. The increase in noninterest expense was primarily the result of a $236,000 increase in compensation and benefit expense resulting from an increase in the number of employees to staff our St. Leon branch that opened in April 2007, and annual salary increases, and a $140,000 increase in other operating expenses. Noninterest expense was $5.0 million for the six months ended December 31, 2007 compared to $4.4 million for the same prior year period. The increase in noninterest expense was primarily the result of a $521,000 increase in compensation and benefit expense resulting from an increase in the number of employees to staff our new St. Leon branch that opened in April 2007, and annual salary increases, and an $88,000 increase in other operating expenses. Other operating expenses are primarily comprised of miscellaneous loan and deposit expenses, professional fees, bank fees and office expenses.

Income tax expense decreased $400,000 to a benefit of $93,000 for the quarter ended December 31, 2007, compared to an expense of $307,000 for the same period in 2006. The decrease in expense is primarily due to a $1.1 million decrease in pre-tax earnings. Income tax expense decreased $930,000 to a benefit of $272,000 for the six months ended December 31, 2007, compared to expense of $658,000 for the same period in 2006. The decrease in expense is primarily due to a $2.6 million decrease in pre-tax earnings.

Total assets were $382.2 million at December 31, 2007 and $381.1 million at June 30, 2007. Nonperforming assets (including $192,000 of real estate owned) increased from $3.3 million at June 30, 2007 to $9.2 million at December 31, 2007. During the six months ended December 31, 2007, cash and cash equivalents decreased $7.8 million to $35.2 million as cash was redeployed into higher yielding loans. Securities available for sale decreased $4.3 million to $12.9 million and mortgage backed securities available for sale decreased $1.9 to $24.8 million. The decreases are due to maturities and payment of principal on mortgage backed securities. Loans receivable increased $14.4 million to $288.0 million as a result of increases in our commercial real estate, residential 1-4 family and consumer loan portfolios. Loan growth in these portfolios is primarily the result of our marketing efforts which include media and personal contacts.

Total liabilities increased $4.6 million to $323.2 million at December 31, 2007 from $318.6 million at June 30, 2007. The increase in liabilities is primarily due to a $4.4 million increase in deposits, primarily relating to certificates of deposit.

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Stockholders' equity at December 31, 2007 was $59.1 million compared to $62.5 million at June 30, 2007. The decrease is the result of a net loss of $399,000 for the six months ended December 31, 2007, the repurchase of 245,000 shares of the Company's stock for a total cost of $3.7 million, and dividends paid in the amount of $492,000, partially offset by a decrease in unrealized losses on securities available for sale of $507,000, a reduction in unearned employee stock ownership plan (ESOP) shares of $66,000 and an increase in additional paid in capital of $611,000. Changes to additional paid in capital are primarily comprised of stock-based compensation and market value adjustments for shares held in the ESOP.

United Community Bancorp is the holding company of United Community Bank headquartered in Lawrenceburg, Indiana. The Bank currently operates six offices in Dearborn County, Indiana.

This news release may contain forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company's annual report on Form 10-K, its quarterly reports on Form 10-Q, which are available through the SEC's website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

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                            UNITED COMMUNITY BANCORP
                         SUMMARY OF FINANCIAL HIGHLIGHTS
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                 (UNAUDITED)
                                                     AT                AT
                                                 DECEMBER 31,        JUNE 30,
                                                   2007               2007
                                                       (IN THOUSANDS)
ASSETS
Cash and cash equivalents                          $ 35,159          $ 43,025
Investment securities                                37,916            44,155
Loans receivable, net                               288,032           273,605
Other Assets                                         21,142            20,276
                                                   --------          --------
TOTAL ASSETS                                       $382,249          $381,061
                                                   ========          ========


LIABILITIES
Deposits (1)                                       $320,495          $316,051
Other Liabilities                                     2,677             2,549
TOTAL LIABILITIES                                   323,172           318,600
                                                   --------          --------
Total Stockholders' Equity                           59,077            62,461
                                                   --------          --------
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY           $382,249          $381,061
                                                   ========          ========

(1) Includes municpal deposits of $134.9 at December 31, 2007 and $138.0 million at June 30, 2007.



                                                                   CONSOLIDATED STATEMENTS OF INCOME
                                                                             (UNAUDITED)

                                                         THREE MONTHS ENDED                SIX MONTHS ENDED
                                                             DECEMBER 31,                     DECEMBER 31,
                                                      2007               2006             2007           2006
                                                           (IN THOUSANDS)                    (IN THOUSANDS)
Interest Income                                      $5,569            $5,202            $11,151        $10,293
Interest Expense                                      3,054             2,568              6,063          4,793
                                                   --------------------------          ------------------------
Net Interest Income                                   2,515             2,634              5,088          5,500
Provision for Loan Losses                               690               495              1,670            540
                                                   --------------------------          ------------------------
Net Interest Income after Provision
    for Loan Losses                                   1,825             2,139              3,418          4,960
Total Non-Interest Income                               487               987                882          1,354
Total Non-Interest Expenses                           2,559             2,259              4,971          4,434
                                                   --------------------------          ------------------------
INCOME BEFORE TAX PROVISION (BENEFIT)                  (247)              867               (671)         1,880
Income Tax Provision                                    (93)              307               (272)           658
                                                   --------------------------          ------------------------
NET INCOME (LOSS)                                     ($154)             $560              ($399)        $1,222
Basic and diluted earnings (loss) per share           (0.02)             0.07              (0.05)          0.15

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


                                                                    AT OR FOR THE                     AT OR FOR THE
                                                                  THREE MONTHS ENDED                 SIX MONTHS ENDED
                                                                     DECEMBER 31,                       DECEMBER 31,
                                                                2007              2006              2007            2006
                                                                     (UNAUDITED)                        (UNAUDITED)
PERFORMANCE RATIOS:

Return on average assets                                       (0.16%)            0.62%             (0.42%)         0.69%

Return on average equity                                       (1.02)             3.50              (2.62)          3.84

Interest rate spread  (1)                                       2.31              2.60               2.34           2.80

Net interest margin  (2)                                        2.79              3.09               2.83           3.27

Noninterest expense to average assets                           2.69              2.52               2.62           2.49

Efficiency ratio  (3)                                          85.24             62.39              83.27          64.69

Average interest-earning assets to
     average interest-bearing liabilities                     114.02            116.55             114.41         116.64

Average equity to average assets                               15.82             17.84              16.09          17.88

CAPITAL RATIOS:

Tangible capital                                               13.31             17.57              13.31          17.57

Core capital                                                   13.31             17.57              13.31          17.57

Total risk-based capital                                       20.57             28.93              20.57          28.93

ASSET QUALITY RATIOS:

Nonperforming loans as a percent
   of total loans                                               3.11              0.93               3.11           0.93

Allowance for loan losses as a percent
   of total loans                                               1.44              1.02               1.44           1.02

Allowance for loan losses as a percent
   of nonperforming loans                                      46.40            110.79              46.40         110.79

Net charge-offs to average outstanding
   loans during the period                                      2.00              0.04               2.05           0.04

(1) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost on average interest-bearing liabilities.
(2) Represents net interest income as a percent of average interest-earning assets.
(3) Represents other expense divided by the sum of net interest income and other income.